Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MER Telemanagement Solutions Ltd.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 333-12014 and No. 333-123321) of Mer Telemanagement Solutions Ltd., of our report dated January 18, 2008 relating to the financial statements of TABS Brazil Comercio e Servicos de Software Ltda. as of December 31, 2007, which report appears in this Annual Report on Form 20-F of Mer Telemanagement Solutions Ltd. for the year ended December 31, 2009.

BDO Auditores Independentes

Sao Paulo - Brazil, March 23, 2010

/s/ Esmire de Oliveira
Esmire de Oliveira
Audit partner
BDO Auditores Independentes